EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT
                      (Mrs. Fields' Original Cookies, Inc.)


Name of Subsidiary                            State of Incorporation
------------------                            ----------------------
The Mrs. Fields' Brand, Inc.                         Delaware
         (100% owned)

Pretzel Time, Inc.                                 Pennsylvania
         (60% owned)